Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-205454, 333-185303 and 333-227442 on Form S-8 of Summer Energy Holdings, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Summer Energy Holdings, Inc. for the year ended December 31, 2019.

/s/ WHITLEY PENN LLP

Houston, Texas

March 27, 2020